Exhibit 5.1

November 24, 2023

LeddarTech Holdings Inc.
4535, boulevard Wilfrid-Hamel, Suite 240
Québec G1P 2J7, Canada

Dear Sirs/Mesdames:

Re:	LeddarTech Holdings Inc. - Registration Statement on Form F-4

We have acted as Canadian counsel for LeddarTech Holdings Inc. (the “Corporation”), a corporation governed by the Canada Business Corporations Act, in connection with the transactions contemplated by a business combination agreement dated as of June 12, 2023 (as amended on September 25, 2023, the “BCA”) by and among Prospector Capital Corp. (“Prospector”), the Corporation and LeddarTech Inc. (“LeddarTech”). The Corporation filed a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (the “Commission”) on November 8, 2023 (as further amended through to the date of this opinion, the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) 24,406,752 common shares in the capital of the Surviving Company (as defined below) (“Common Shares”) issuable pursuant to the BCA and the Plan of Arrangement (the “Arrangement Shares”); (ii) 10,833,333 Common Shares (the “Warrant Shares”) issuable pursuant to and in accordance with the warrants to purchase Common Shares (the ”Warrants”) to be issued pursuant to the Plan of Arrangement and governed by the warrant agreement dated as of January 7, 2021 (the “Warrant Agreement”) by and between Prospector and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as the same will be amended by a warrant amendment agreement (the “Warrant Amendment Agreement” and, together with the Warrant Agreement, the “Warrant Documents”) to be entered into by and among Prospector, the Surviving Company and the Trustee to be effective following the closing (the “Closing”) of the transactions contemplated by the BCA, including, without limitation, (a) the continuance of Prospector from the Cayman Islands to the laws of Canada (as so continued, “Prospector Canada”), (b) the amalgamation (the “Prospector Amalgamation”) of Prospector Canada and the Corporation (as so amalgamated, “Amalco”), (c) the acquisition by Amalco of all of the issued and outstanding shares of LeddarTech, and (d) the amalgamation (the “Company Amalgamation”) of Amalco and LeddarTech (as so amalgamated, the “Surviving Company”); (iii) the Warrants; and (iv) 4,400,106 common shares underlying convertible notes of the Corporation.

Terms used in this opinion that are defined in the BCA, and are not otherwise defined herein, have the same meanings herein as in the BCA.

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(a)	the Registration Statement;

(b)	the BCA included in the Registration Statement;

(c)	the Plan of Arrangement;

(d)	resolutions of the directors of the Corporation approving, among other things, the BCA and the transactions contemplated thereby;

(e)	the Company Arrangement Resolution;

(f)	the interim and final orders of the Superior Court of Québec dated October 4, 2023 and November 8, 2023, respectively, approving, in the case of the Final Order, the Arrangement;

(g)	the form of Warrant Amendment Agreement included in the Registration Statement;

(h)	the articles of incorporation of the Corporation and the form of articles of amendment thereto to be effective at Closing and included in the Registration Statement (collectively, the “Articles of Incorporation”); and

(i)	the form of articles of amalgamation giving effect to the Prospector Amalgamation and the Company Amalgamation (collectively, the “Articles of Amalgamation”) contained in the Articles of Arrangement (as defined below).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein;

(e)	Prospector has fulfilled all of its obligations under the BCA and Prospector Shareholder Approval has been obtained;

(f)	the Warrant Agreement has been duly authorized, executed and delivered by, and constitutes, a valid and legally binding obligation of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(g)	the Warrant Amendment Agreement will, at the relevant time for the purposes of the opinions expressed in paragraphs (a) and (c) below, be duly authorized, executed and delivered by, and constitute, a valid and legally binding obligation of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(h)	Surviving Company will authorize, and reserve for issuance, the Warrant Shares upon the exercise of the Warrants in accordance with their terms;

(i)	the articles of arrangement giving effect to the Arrangement (the “Articles of Arrangement”) will be in the form prescribed under the Canada Business Corporations Act;

(j)	that insofar as any obligation under any of the Warrant Documents is to be performed in any jurisdiction outside of the Province of Québec, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(k)	the terms used in any of the Warrant Documents have the same meanings under the laws of the Province of Québec as they do under the laws of the State of New York and would be interpreted and understood under the laws of the Province of Québec in the same way as they are interpreted and understood under the laws of the State of New York;

(l)	the provisions of any instrument evidencing the Warrants will be consistent in all respects with the provisions of the Warrant Documents; and

(m)	the Registration Statement will be effective and comply with all applicable laws.

We have relied upon certificates of officers of the Corporation, copies of which have been provided to you, with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

Where our opinion expressed herein refers to the Arrangement Shares and Warrant Shares having been issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid. No opinion is expressed as to the adequacy of any consideration received.

Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Québec and the laws of Canada applicable therein.

Opinions

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof:

(a)	Following the Articles of Arrangement becoming effective and the completion of the Prospector Amalgamation, the Company Amalgamation and each of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, the execution, delivery, and performance of the Warrant Amendment Agreement by the Surviving Company will not violate the Articles of Amalgamation, the Articles of Arrangement or any provincial statute or regulation in force in the Province of Québec or any federal statue or regulation of Canada applicable in the Province of Québec.

(b)	Following the Articles of Arrangement becoming effective and the completion of the Prospector Amalgamation, the Company Amalgamation and each of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, the Surviving Company will have taken all necessary corporate action to authorize the issuance of the Arrangement Shares and, when issued and delivered in accordance with the terms of the Plan of Arrangement, the Arrangement Shares will be validly issued as fully paid and non-assessable Common Shares.

(c)	Following the Articles of Arrangement becoming effective and the completion of the Prospector Amalgamation, the Company Amalgamation and each of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, upon the exercise of the Warrants in accordance with their terms and the terms of the Warrant Documents, the Warrant Shares will be validly issued as fully paid and non-assessable Common Shares.

Qualifications

All of the opinions expressed above are subject to the following qualifications:

(a)	enforceability may be limited by bankruptcy, winding-up, insolvency, arrangement, prescription, and other similar laws of general application affecting the enforcement of creditors’ rights;

(b)	a court may decline to enforce rights of indemnification or contribution to the extent that they directly or indirectly relate to (i) liabilities imposed by law on the indemnified party for which it would be contrary to public policy or public order to require indemnification by the indemnifying party, or (ii) fraud, willful misconduct or gross negligence;

(c)	we express no opinion as to the enforceability of any provision exculpating any party from liability in respect of acts or omissions that may be illegal, or involve fraud, willful misconduct or gross negligence;

(d)	we express no opinion as to the enforceability of, nor as to the manner in which a court would interpret and apply, any provision which (i) refers to, incorporates by reference, or requires compliance with any law, statute, rule or regulation of a jurisdiction other than Québec, or (ii) incorporates by reference a document or agreement governed by a law other than the laws of Québec; and

(e)	we express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the protection of personal information in the private sector (Québec), Articles 35 to 41 of the Civil Code of Québec, or any other privacy laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

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